Exhibit 21

PATRICK INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation
Adorn Holdings, Inc.	Delaware
Adorn, LLC	Delaware
Harlan Machinery, Inc.	Nevada
Machinery, Inc.	Delaware